Nash Finch Announces Agreement to Settle Class Action Lawsuit

MINNEAPOLIS—(BUSINESS WIRE)—March 11, 2008—Nash Finch Company (Nasdaq: NAFC) a leading national food distributor, today announced that it has signed a Stipulation of Settlement which, if approved by the Court, will fully resolve all of the claims in the putative securities fraud class action pending in the United States District Court for the District of Minnesota. That class action was filed after the Company issued revised earnings guidance on October 20, 2005. The lawsuit challenged, among other things, the public statements the Company made about its acquisition of certain assets from Roundy’s Supermarkets, Inc. The Company denies it engaged in any wrongdoing.

Pursuant to this settlement, which is subject to certain conditions, $6.75 million will be paid into a settlement fund that will be distributed to members of a class of all persons who purchased the Company’s common stock from February 24, 2005, the date the Company announced an agreement to acquire certain assets from Roundy’s Supermarkets, Inc., through and including October 20, 2005, the date the Company announced a downward revision to its earnings guidance for fiscal 2005. The settlement payment will be funded in full by the Company’s insurance coverage. Notice of the settlement must be provided to the class and then it is subject to final approval by the Court.

“We believed, and continue to believe, that this case lacks merit and had planned to defend the litigation vigorously,” said Alec Covington, President and Chief Executive Officer of Nash Finch. “However, after reaching an accommodation that will be fully covered by our directors and officers insurance and is acceptable to our insurance carrier, we have agreed to the settlement so that we can eliminate the distraction and expense of further litigation. We believe that our shareholders are best served with this matter behind us and our attention focused on our business and the implementation of our strategic plan, Operation Fresh Start.”

About Nash Finch
Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods(R), Family Thrift Center(R) and Sun Mart(R) trade names. Further information is available on the Company’s website, www.nashfinch.com.

CONTACT: Nash Finch Company

Bob Dimond, 952-844-1060

SOURCE: Nash Finch Company